CONSENT OF ROBERT W. KRONE, CPA
                         and FRANK L. SASSETTI & CO.

The undersigned, Robert W. Krone, CPA and Frank L. Sassetti & Co., hereby consent to the use of the audit reports and certifications for the period ended April 30, 1996, for Fremont Fund, Limited Partnership and
Pacult Asset Management, Inc. in the  Form S-1.

The undersigned hereby further consents to inclusion of our names and the other information under the section "Experts" in the Form S-1 registration statement to be filed with the Securities and Exchange commission and the states to be selected by the General Partner. Without further consent of the undersigned, the General Partner will cause such changes to the Form S-1 as are appropriate in response to the comments of said Commission and administrators and, thereafter, deliver the Prospectus to prospective investors with respect to the offering of up to $5,000,000 aggregate amount of limited partnership interest (the "Units") in Fremont Fund, Limited Partnership.


                                        Robert W. Krone, CPA
                                        Robert W. Krone, CPA
                                        Frank L. Sassetti & Co.
                                        6611 West North Avenue
                                        Oak Park, Illinois  60302

                                        (708) 386-1433

Date: June 6, 1996